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As filed with the Securities and Exchange Commission on November 3, 2006

Registration No. 333-132814

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
ON
AMENDMENT NO. 4
TO
FORM S-4

YUCHENG TECHNOLOGIES LIMITED
(Exact Name of Each Registrant as Specified in its Charter)

British Virgin Islands (State or other jurisdiction of Identification or organization	6770 (Primary standard industrial classification code number)	Not Applicable (I.R.S. Employer Identification Number)

105 West 13th Street, Suite 7A
New York, New York 10011
(646) 383-4832
(Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)

Mr. Chih T. Cheung
President
Yucheng Technologies Limited
105 West 13th Street, Suite 7A
New York, New York 10011
(646) 383-4832
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174
Telephone: (212) 818-8800
Fax: (212) 818-8881

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

        If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Shares of Common Stock	4,200,000 Shares	$8.35	$35,070,000.00	$3,752.49

Common Stock Purchase Warrants(3)	6,900,000 Warrants	$3.06	$21,114,000.00	$2,259.20

Shares of Common Stock underlying the Warrants(3)	6,900,000 Shares	$5.00	$34,500,000.00	$3,691.50

Representative's Unit Purchase Option ("UPO")(3)	1	$100	$100.00	—	(2)

Shares of Common Stock issuable on exercise of the Representative's UPO	150,000 Shares	$9.90	$1,485,000.00	$158.90

Warrants issuable on exercise of the Representative's UPO(3)	300,000 Warrants	—	—	—	(2)

Shares of Common Stock underlying the Warrants included in the Representative's UPO(3)	300,000 Shares	$6.25	$1,875,000.00	$200.63

Total Fee Previously Paid				$10,062.72

(1)
Based on the market price on March 27, 2006 of the common stock or the exercise price for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(g)(1).

(2)
No fee pursuant to Rule 457(g).

(3)
There are also being registered such indeterminable additional securities as may be issued pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions under the provisions contained in the Warrants.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 57 of the International Companies Ordinance of 1984 generally provides for indemnification and permits a company to obtain insurance. The Memorandum and Articles of Association of the Registrant follows the statute. The Registrant intends to obtain director and officer insurance at the consummation of the acquisition of the Sihitech and e-Channels companies.

        The following is a statement of Section 57 of the International Companies Ordinance of 1984:

  Indemnification.

        (1)   Subject to subsection (2) and any limitations in its Articles of Association, a company incorporated under this Ordinance may indemnify against all expenses, including legal fees, and against all judgments, fines, and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

          (a)   is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the company; or

          (b)   is or was, at the request of the company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

        (2)   Subsection (1) only applies to a person referred to in that subsection if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

        (3)   The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is in the absence of fraud, sufficient for the purposes of this section, unless a question of law is involved.

        (4)   The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

        (5)   If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

        The following is a statement of Section 58 of the International Companies Ordinance of 1984:

        Insurance.    A company incorporated under this Ordinance may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the company, or who at the request of the company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under subsection (1) of section 57.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit	Description
2.1	Securities Purchase Agreement among Registrant, Yucheng Technologies Limited, Sihitech Company Limited, Mega Capital Group Services Limited, Profit Loyal Consultants Limited, Elite Concord International Limited, China Century Holdings Group Limited, Shinning Growth Investment Group Limited, Chih Cheung, James Li, James Preissler, for the acquisition of Ahead Billion Venture Limited, and Port Wing Development Company Limited, dated December 20, 2005 (Included in Annex A of the proxy statement/prospectus)
2.2	Amendment to Securities Purchase Agreement dated June 29, 2006 (Included in Annex A of the proxy statement/prospectus)
Amendment to Securities Purchase Agreement dated October 27, 2006 (Included in Annex A of the proxy statement/prospectus)
2.3	Form of Agreement and Plan of Merger between China Unistone Acquisition Corporation and Registrant***
3.1	Memorandum of Association of Registrant (Included in Annex B of the proxy statement/prospectus)
3.2	Articles of Association of Registrant (Included in Annex C of the proxy statement/prospectus)
4.1	Specimen Common Stock Certificate of Registrant***
4.2	Specimen Warrant Certificate of Registrant***
4.3	Form of Unit Purchase Option (Incorporated by reference from Current Report dated October 20, 2006, Exhibit 4.2)
4.4
Form of Warrant Agreement between American Stock Transfer & Trust Company and China Unistone Acquisition Corporation (Incorporated by reference from Registration Statement 333-117639, dated November 10, 2004, Item 4.5)
4.5	Warrant Clarification Agreement, dated October 20, 2006 (Incorporated by reference from Current Report dated October 20, 2006, Exhibit 4.1)
5.1	Opinion of Harney Westwood & Riegels (revised and dated August 22, 2006)*
8.1	Tax Opinion of Graubard Miller***
10.1	China Unistone/Yucheng 2006 Performance Equity Plan (Included in Annex D of the proxy statement/prospectus)
10.2
Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and Chih Cheung. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.1)
10.3	Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and James Li. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.2)
10.4	Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and Gian Gao. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.3)

10.5
Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and James T. Mauck. (Incorporated by reference from Registration Statement 333-117639, dated July 23 2004, Item 10.4)
10.6
Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and James Preissler. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.5)
10.7
Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and Peter F. Tufo. (Incorporated by reference from Registration Statement 333-11739, dated July 23, 2004, Item 10.6)
10.8
Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and Vincent Lin. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.7)
10.9
Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and Raymond Chang. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.8)
10.10
Letter Agreement among China Unistone Acquisition Corporation, EarlyBirdCapital, Inc. and Perfect Blazon Co., Ltd (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.9)
10.11
Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and China Unistone Acquisition Corporation. (Incorporated by reference from Registration Statement 333-117639, dated October 8, 2004, Item 10.10)
10.12
Form of Stock Escrow Agreement between China Unistone Acquisition Corporation, Continental Stock Transfer & Trust Company and the Initial Stockholders. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.11)
10.13	Form of Letter Agreement between China Unistone Acquisition Corporation and BZB Leasing Inc. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.12)
10.14
Form of Registration Rights Agreement among China Unistone Acquisition Corporation and the Initial Stockholders. (Incorporated by reference from Registration Statement 333-117639, dated July 23, 2004, Item 10.14)
10.15	Amended and Restated Agreement between China Unistone Acquisition Corporation and E.J. McKay & Co.***
10.16	List of Schedules to Securities Purchase Agreement***
10.17	Agreement to provide or file Schedules, Supplements and Exhibits to Securities Purchase Agreement***
10.18	Form of Employment Agreement between Yucheng Technologies Limited and Hong Weidong***
10.19	Form of Employment Agreement between Yucheng Technologies Limited and Zeng Shuo***
10.20	Form of Employment Agreement between Yucheng Technologies Limited and Chih T. Cheung***

10.21
Form of Voting Agreement among Sihitech Company Limited, Mega Capital Group Services Limited, Profit Loyal Consultants Limited, Elite Concord International Limited, China Century Holdings Group Limited, Shinning Growth Investment Group Limited, Chih Cheung, and James Li***
10.22	Engagement letter between China Unistone Acquisition Corporation and WR Hambrecht + Co regarding the rendering of a fairness opinion***
10.23	Form Sihitech Software Development Agreement***
10.24	Form e-Channels Software License Agreement***
10.25	Form Sihitech Service Agreement***
10.26	Form e-Channels Technology Service Contract***
10.27	Form e-Channels Software Sales Agreement***
10.28	Power of attorney to Beijing Sihitech Technology Co., Ltd from Ms. Yanmei Wang***
10.29	Power of attorney to Beijing Sihitech Technology Co., Ltd. from Ms. Hong Wu***
10.30	Power of attorney to Beijing Sihitech Technology Co., Ltd from Mr. Weidong Hong***
10.31	Power of attorney to Beijing Sihitech Technology Co., Ltd from Mr. Zhifeng Wang***
10.32	Contract with Morrow & Co., Inc, dated October 24, 2006.***
23.1	Consent of Goldstein Golub Kessler LLP***
23.2	Consent of KPMG Huazhen in respect of Sihitech***
23.3	Consent of KPMG Huazhen in respect of e-Channels***
23.4	Consent of BDO in respect of Sihitech and e-Channels***
23.5	Consent of WR Hambrecht + Co***
23.6	Consent of Harvey Westwood & Reigels (included in Exhibit 5.1)*
23.7	Consent of Graubard Miller (included in Exhibit 8.1)***
23.8	Consent of E.J. McKay & Co.***

*
Filed herewith.

**
To be filed by amendment.

***
Previously filed.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

          i.      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

  (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of form 20-F at the start of any delayed offering or throughout a continuous offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized on the 2nd day of November, 2006.

YUCHENG TECHNOLOGIES LIMITED
By:	/s/ CHIH T. CHEUNG Chih T. Cheung President

        In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ CHIH T. CHEUNG Chih T. Cheung	President, Secretary and Treasurer (Principal Executive Officer and Chief Financial Officer) Chih T. Cheung (Authorized Representative in the United States)	November 2, 2006

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES